EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 28, 2004 (except for Note 9, as to which the date is November 26, 2004), with respect to the consolidated financial statements of LNM Holdings N.V. and subsidiaries included in Amendment No. 1 to the Registration Statement (Form F-4 No. 333-121220) and related Prospectus of Mittal Steel Company N.V. (formerly Ispat International N.V.) for the registration of shares of its common stock.

Rotterdam, The Netherlands

January 31, 2005

/s/ Ernst & Young Accountants